Exhibit 99.1

AV Homes, Inc. Announces Preliminary Second Quarter Results

Kissimmee, FL (July 16, 2012) – AV Homes, Inc. (Nasdaq: AVHI), a developer and builder of active adult and conventional home communities in Arizona and Florida, today announced preliminary results for its second quarter ended June 30, 2012.

The Company reports strong traffic and sales in its active adult and family communities for the second quarter of 2012.   During the three months ended June 30, 2012, the number of housing contracts signed, net of cancellations, was 101 units, representing a 129.5% increase from the 44 units signed during the same period in 2011.  The dollar value of the contracts signed during the second quarter of 2012 was approximately $24.6 million, compared to $10.3 million during the same period one year ago.

During the second quarter of 2012, the company closed on 59 homes compared to 42 homes during the same period one year ago.  The revenues associated with these closings during the second quarter of 2012 were approximately $13.4 million, compared to revenues of $9.3 million during the same period in 2011.

The backlog of homes under contract but not yet closed at June 30, 2012 was approximately 183 units representing a dollar volume of approximately $41.3 million, compared to 63 units with a dollar volume of $16.9 million at June 30, 2011.  The June 30, 2012 backlog is a 190.5% increase in units over the prior year period and a 144.4% increase in dollar volume over the prior year period.

The Company anticipates that it will report a pre-tax net loss of between $11.0 million and $11.5 million, on revenues of approximately $19.0 million for the three months ended June 30, 2012, compared to a net loss of $16.5 million on revenues of $28.4 million for the three months ended June 30, 2011.  Included in the estimated net loss for the second quarter of 2012 is approximately $3 million of impairment charges related to the projected sale of a non-core asset.  This asset is being sold at a below market price to Osceola County in exchange for valuable rights as part of an agreement to accelerate the construction of the Poinciana Parkway.  Additional factors to the results for the second quarter of 2012 include a delay in closings from the Company’s homebuilding operations in Arizona and Florida, the majority of which are expected to close in the third and fourth quarter of this calendar year.  Included in the net loss for the three months ended June 30, 2011 was $6.8 million of profit on $15.1 million of revenues from commercial and industrial and other land sales.

The Company is in the process of finalizing its consolidated financial results for the quarter ended June 30, 2012, and therefore, its actual results are not yet available. The preliminary financial and operating data for the quarter ended June 30, 2012, presented above, is subject to revision, and actual results could differ.  The Company expects to file its Form 10-Q for the quarter ended June 30, 2012 on or about August 6, 2012 and hold an earnings call on August 7, 2012.

On Friday, July 13th, the Company mistakenly announced that Patricia K. Fletcher, the Executive Vice President, General Counsel and Secretary of the Company, resigned effective immediately.  While Ms. Fletcher has tendered her resignation, she will remain active as Executive Vice President, General Counsel and Secretary of the Company, through an indeterminate period as she assists the company on the transition of her duties.  The Company also expects that Ms. Fletcher will remain associated with AV Homes as a consultant on important projects including, without limitation, the Poinciana Parkway.

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Florida and Arizona. Its principal operations are conducted at its active adult communities of Solivita near Orlando, Florida and CantaMia near Phoenix, Arizona.  The company also builds communities for people of all ages in the Orlando and Phoenix areas under its Joseph Carl Homes brand.  AV Homes’ common shares trade on NASDAQ under the symbol AVHI.

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Such forward-looking statements include the company’s estimated revenue and net loss for the quarter ended June 30, 2012.  Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Contact:

Media Contact: Ken Plonski
863-427-7126
k.plonski@avhomesinc.com